UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                             NOTIFICATION OF LATE FILING
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                                                               SEC FILE NUMBER
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                                                                  000-26425
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                                                                 CUSIP NUMBER
                                                                  6533J 10 9
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(Check One)  |_| Form 10-K  |_|Form 20-F  |_|Form 11-K |X| Form 10-Q
             |_|Form N-SAR

             For Period  Ended: March 31, 2000
             [ ] Transition Report on Form 10-K
             [ ] Transition Report on Form 20-F
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form 10-Q
             [ ]  Transition Report on Form N-SAR
             For the Transition Period Ended: _________________________________

  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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Nothing  in  this  form  shall be  construed  to imply that the  Commission  has verified  any  information contained herein.
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If the notification  relates to a portion of the filing checked above,  identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION
NextPath Technologies, Inc.
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Full Name of Registrant

Not Applicable
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Former Name if Applicable

1615 N. 24th West Avenue
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Address of Principal Executive Office (Street and Number)

Tulsa, Oklahoma 74137
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|     (a)    The  reasons  described  in  reasonable  detail  in  Part III  of this form could not be eliminated without unreasonable effort or expense.
        (b)    The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-F, 11-F or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date, or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Additional time is required to compile the information necessary to file a complete and accurate Form 10-Q.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

        David A. Nuttle               918             295-8289
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             (Name)               (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |_| Yes |X| No

The Registrant has not filed the financial information required in its Form 8-Ks dated November 12, 1999, December 15, 1999, December 23, 1999 and February 3, 2000 and Form 10K dated April 13, 2000, due in each case to the absence of audited financial information on the companies acquired or pro forma financial information. In each case, the audit process is nearing completion.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                           NextPath Technologies, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  May 12, 2000                        By /s/
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                                             David A. Nuttle, President